EXHIBIT 5



                         Glast, Phillips & Murray, P.C.
                          815 Walker Street, Suite 1250
                              Houston, Texas 77002
                                 (713) 237-3135



March 25, 2003
U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     Surface Waste Management of Delaware, Inc. - Form S-8

Gentlemen:

     I have acted as counsel to Sub Surface Waste Management of Delaware Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 200,000 shares of its common stock ("Incentive Shares"), $0.001 par value per Incentive Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan for the Year 2003, as well as the registration of 800,000 shares of its common stock ("Stock Shares"), $0.001 par value per Stock Share, which are issuable pursuant to the Company's Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2003.

     In my representation I have examined such documents, corporate records, and other instruments as have been provided to me for the purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

     Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Delaware, and that the Incentive Shares and the Stock Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

     My  opinion  is  limited  by  and  subject  to  the  following:

     (a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Delaware.

     (b) In my examination of all documents, certificates and records, I have assumed without investigation, the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

     (c) My opinion is based solely on and limited to the federal laws of the United States of America and the laws of Delaware. I express no opinion as to the laws of any other jurisdiction.

                                         Very truly yours,

                                         /s/  Norman T. Reynolds

                                         Norman T. Reynolds